Exhibit 23.1

[Letterhead of KPMG]

The Board of Directors

Australia and New Zealand Banking Group Limited

100 Queen Street

Melbourne  VIC  3000

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form F-3 dated on 10 March 2005 of our report dated 4 November 2004 with respect to the consolidated statements of financial position of the Australia and New Zealand Banking Group Limited (“ANZ”) as of 30 September 2004 and 2003, and the related statements of financial performance, changes in shareholders’ equity and cashflows for each of the years in the three year period ended 30 September 2004 which report appears in the 2004 Financial Report of ANZ, included in the Annual Report on Form 20-F of ANZ.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

KPMG
Melbourne, Australia